Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Galaxy Payroll Group Limited on Form S-8 of our report dated November 8, 2024, with respect to our audits of the consolidated financial statements of Galaxy Payroll Group Limited as of June 30, 2024 and 2023 and for each of the years in the two-year period ended June 30, 2024 appearing in the Annual Report on Form 20-F of Galaxy Payroll Group Limited for the fiscal year ended June 30, 2024.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

February 26, 2025

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com